Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (333- 201566) and S-8 (No. 333-147420 and No. 333-213728) of Sucampo Pharmaceuticals, Inc. of our report dated March 9, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 4 to the consolidated financial statements, as to which the date is May 6, 2015 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
March 8, 2017